EXHIBIT 10.16


                        LOMAS FINANCIAL CORPORATION
                           1993 INTERMEDIATE AND
                         LONG TERM INCENTIVE PLAN
                          PHANTOM STOCK AGREEMENT


          AGREEMENT dated as of December 12, 1994 between Lomas Financial Corporation, a Delaware corporation (the "Company"), and Robert R. Denton (the "Executive").

          1.   (a)  The following terms shall have the following meanings:

          "Base Value" shall mean the closing price of a share of Common Stock on December 6, 1994, as reported in the Wall Street Journal, as such Base Value may be subsequently adjusted pursuant to Section 2(d).

          "Employment Agreement" shall mean the Employment Agreement dated as of December 1, 1994 between the Company and Executive.

          "Phantom Shares" shall mean Awards granted under the Plan hereunder pursuant to the terms and conditions of this Agreement.

          "Plan" shall mean the Lomas Financial Corporation 1993
Intermediate and Long Term Incentive Plan.

          (b) Defined terms not otherwise defined in this Agreement shall have the meaning set forth in Section 2 of the Plan.

          2. (a) Pursuant to the Plan, the Executive is hereby granted, on the terms and conditions set forth in this Agreement and in the Plan, 100,000 Phantom Shares.

          (b) Each Phantom Share shall entitle Executive to receive a payment with respect to each fiscal year in the Employment Term (as defined in the Employment Agreement) equal to the excess, if any, of (i) the average of the closing prices of a share of Common Stock for the 30 day period immediately preceding June 30 of such fiscal year over (ii) the Base Value at the time of such payment.

          (c) Except as set forth in Sections 7 and 11 of the Employment Agreement, payments owing in respect of the Phantom Shares for any fiscal year shall be made no later than July 15 of the following fiscal year.

          (d) If on June 30 of any fiscal year, the average of the closing prices of a share of Common Stock for the immediately preceding 30 day period determined for purposes of Section 2(b)(i) above is higher than the Base Value on such date, such that a payment is made to Executive pursuant to Section 2(b), the Base Value shall be reset to such price determined for purposes of Section 2(b)(i) and such reset Base Value shall be the Base Value for subsequent fiscal years, subject to further adjustment in accordance with this Section 2(d).

          3. Except to the extent set forth in Sections 7 and 11 of the Employment Agreement, the Phantom Shares shall expire and any rights of Executive with respect to the Phantom Shares granted hereunder shall immediately terminate on the date that the Executive ceases for any reason to be employed by the Company.

          4. Phantom Shares are not transferable by the Executive; however, in the event of the Executive's death, payment of amounts owing to him in respect of the Phantom Shares will be made to his estate in accordance with the terms of the Employment Contract.

          5. (a) This Agreement is subject to the provisions of the Plan. The Plan may at any time be amended by the Board or its delegee as set forth in the Plan. This Agreement may be amended by Committee with the Executive's consent at any time in any manner not inconsistent with the terms of the Plan. Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Executive.

         (b) As a condition to the delivery of payments due with respect to the Phantom Shares, the Executive is required to satisfy any obligation in respect of withholding or other taxes in accordance with procedures established by the Committee.

          6. All notices hereunder shall be in writing, and if to the Company, shall be delivered personally or mailed by first class mail to the Secretary of the Company at its principal office, 1600 Viceroy Drive, Dallas, Texas 75235; and if to the Executive, shall be delivered personally or mailed by first class mail to the Executive at the address then appearing in the personnel records of the Company. Such addresses, as well as the officer designated by the Company to receive notices hereunder, may be changed at any time by notice from one party to the other.

          7. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan and in this Agreement, the successors, assigns and legal representatives of the Executive.

          8. Neither this Agreement nor the award of the Options hereunder shall be construed as giving the Executive any right to be retained in the employ of the Company or its affiliates or as limiting in any manner the Company's right to dismiss the Executive from employment for any reason.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                              COMPANY

                              LOMAS FINANCIAL CORPORATION


                              By /S/JESS HAY
                                -----------------------------
                                Name:  Jess Hay
                                Title: Chairman and Chief Executive
                                       Officer


                              EXECUTIVE


                               /S/ROBERT R. DENTON
                              -------------------------------
                              Robert R. Denton